As filed with the Securities and Exchange Commission on April 16, 2003

                    Registration Statement No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                               450 5TH STREET N.W.

                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                   ----------


                                   PFIZER INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                                         13-5315170
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                              235 EAST 42ND STREET
                          NEW YORK, NEW YORK 10017-5755
                    (Address of Principal Executive Offices)


                                   ----------


                             PHARMACIA SAVINGS PLAN
                            (Full Title of the Plan)


                             MARGARET M. FORAN, ESQ.
                                   PFIZER INC.
                              235 EAST 42ND STREET
                          NEW YORK, NEW YORK 10017-5755
                    (Name and Address of Agent for Services)


                                 (212) 773-4802
                     (Telephone Number of Agent for Service)


                                   ----------

                           CALCULATION OF REGISTRATION FEE
=========================================================================================
     TITLE OF       AMOUNT TO BE     PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
 SECURITIES TO BE    REGISTERED(2)  OFFERING PRICE PER       AGGREGATE       REGISTRATION
   REGISTERED(1)                         SHARE(3)        OFFERING PRICE(3)      FEE(3)
-----------------------------------------------------------------------------------------
Common Stock, $.05   34,757,137 shs.       $31.80        $1,105,276,956.60   $89,416.91
par value
===========================================================================================

----------
1 Includes Pfizer Preferred Stock purchase rights which, until events specified in Pfizer's Rights Agreement occur, will not be exercisable or evidenced separately from the common stock.

2 Represents 10,143,357 shares of common stock under the Common Stock ESOP; 15,700,750 shares of common stock under the Preferred Stock ESOP; and 8,913,030 shares of common stock under the Pharmacia Common Stock Fund.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

3 Estimated to calculate the registration fee based on the average of the high and low prices of Pfizer Inc. Common Stock for New York Stock Exchange Composite Transactions on April 11, 2003, as reported in The Wall Street Journal.
================================================================================

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following are incorporated by reference:

      o the Annual Report of Pfizer Inc. on Form 10-K for the year ended December 31, 2002,

      o all other reports we subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934,

      o the description of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, including all amendments and reports updating the description,

      o the Annual Report of Pharmacia Corporation on Form 10-K for the year ended December 31, 2002, and

      o all other reports subsequently filed by Pharmacia Corporation under Sections 13(a) or 15(d) of the Securities and Exchange Act of 1934.

      All documents later filed by us under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, before we file a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date that document was filed.


ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the securities has been passed upon by Margaret M. Foran, Esq., Vice President - Corporate Governance and Secretary for the Company. Ms. Foran beneficially owns Common Stock and options to purchase Common Stock granted under the Pfizer Inc. Stock and Incentive Plan.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

      Pursuant to Article V, Section 1 of our By-Laws, we will indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or is amended. We are insured against actions taken under our By-Laws and the directors and officers are insured directly at our expense against such liabilities for which indemnification is not made. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by our By-Laws.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.


ITEM 8. EXHIBITS

EXHIBIT

 5      --    Opinion and Consent of Margaret M. Foran, Esq., Vice President -
              Corporate Governance and Secretary.

23(i)   --    Consent of KPMG LLP, independent auditors.

23(ii)  --    Consent of PricewaterhouseCoopers LLP, independent accountants.

23(iii) --    Consent of Deloitte & Touche LLP, independent auditors.


ITEM 9. UNDERTAKINGS

      The Company undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information about the plan of distribution not already disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be a new registration statement relating to the securities offered, and the offering of such securities at that time will be viewed as the initial bona fide offering.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

      (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be viewed as the initial bona fide offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Under the requirements of the Securities Act of 1933, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the authorized signer in The City of New York, State of New York, on the 16th day of April, 2003.

                                      PFIZER INC

                                      By /s/ HENRY A. MCKINNELL
                                         --------------------------------------
                                         HENRY A. MCKINNELL
                                         Chairman of the Board , Chief Executive
                                         Officer and Director
                                         (Principal Executive Officer)

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                  DATE
---------------------------    ------------------------     ---------------

/s/ HENRY A. MCKINNELL         Chairman of the Board,       April 16, 2003
---------------------------    Chief Executive Officer
(Henry A. McKinnell)           and Director (Principal
                               Executive Officer)


/s/ DAVID L. SHEDLARZ          Executive Vice President     April 16, 2003
---------------------------    and Chief Financial
(David L. Shedlarz)            Officer (Principal
                               Financial Officer)


/s/ LORETTA V. CANGIALOSI      Vice President -             April 16, 2003
---------------------------    Controller (Principal
(Loretta V. Cangialosi)        Accounting Officer)


/s/ MICHAEL S. BROWN           Director                     April 16, 2003
---------------------------
(Michael S. Brown)


/s/ M. ANTHONY BURNS           Director                     April 16, 2003
---------------------------
(M. Anthony Burns)


/s/ ROBERT N. BURT             Director                     April 16, 2003
---------------------------
 (Robert N. Burt)


/s/ W. DON CORNWELL            Director                     April 16, 2003
---------------------------
(W. Don Cornwell)


/s/ WILLIAM H. GRAY, III       Director                     April 16, 2003
---------------------------
(William H. Gray, III)


/s/ CONSTANCE J. HORNER        Director                     April 16, 2003
---------------------------
(Constance J. Horner)

         SIGNATURE                       TITLE                  DATE
---------------------------    ------------------------     ---------------


/s/ WILLIAM R. HOWELL          Director                     April 16, 2003
---------------------------
(William R. Howell)


/s/ STANLEY O. IKENBERRY       Director                     April 16, 2003
---------------------------
(Stanley O. Ikenberry)


/s/ HARRY P. KAMEN             Director                     April 16, 2003
---------------------------
(Harry P. Kamen)


/s/ GEORGE A. LORCH            Director                     April 16, 2003
---------------------------
(George A. Lorch)


/s/ DANA G. MEAD               Director                     April 16, 2003
---------------------------
(Dana G. Mead)


/s/ FRANKLIN D. RAINES         Director                     April 16, 2003
---------------------------
(Franklin D. Raines)


/s/ RUTH J. SIMMONS            Director                     April 16, 2003
---------------------------
(Ruth J. Simmons)


/s/ WILLIAM C. STEERE, JR.     Director                     April 16, 2003
---------------------------
(William C. Steere, Jr.)


/s/ JEAN-PAUL VALLES           Director                     April 16, 2003
---------------------------
(Jean-Paul Valles)

THE PLANS

Pursuant to the requirements of the Securities Act of 1933, the Savings and Investment Plan Committee has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized in the City of New York, State of New York, on April 16, 2003.


                                      PHARMACIA SAVINGS PLAN

                                      By: /s/ DAVID L. SHEDLARZ
                                         --------------------------------------
                                          David L. Shedlarz
                                          Chair, Savings and Investment Plan
                                           Committee

                                  EXHIBIT INDEX

EXHIBIT

 5       --   Opinion and Consent of Margaret M. Foran, Esq., Vice President -
              Corporate Governance and Secretary.

23(i)    --   Consent of KPMG LLP, independent auditors.

23(ii)   --   Consent of PricewaterhouseCoopers LLP, independent accountants.

23(iii)  --   Consent of Deloitte & Touche LLP, independent auditors.